EX-99.14.a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Delaware Group Limited-Term Government Funds of our report dated February 27, 2026, relating to the financial statements and financial highlights of Nomura Limited-Term Diversified Income Fund which appears in Delaware Group Limited-Term Government Funds’ Certified Shareholder Report on Form N-CSR for the year ended December 31, 2025. We also consent to the reference to us under the heading “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
August 17, 2026